UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       REED,     WARREN   E.

       4709 WALDENWOOD DRIVE
   HIGHLANDS RANCH,  CO   80126
     USA
2. Date of Event Requiring Statement (Month/Day/Year)
     OCTOBER 26, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   DIRECTOR INTERNATIONAL SALES & MARKETING
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.0001 PAR VALUE COMMON STOCK          |8,789                 |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
 Right to Buy (ISOP) (a)|12/16/98 |12/15/01 |$.0001 Par Value Common|25,000   |$2.875    |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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 Right to Buy (ISOP) (a)|12/14/99 |12/13/09 |$.0001 Par Value Common|5,067    |$5.62     |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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 Right to Buy (Nonqualif|09/01/00 |09/01/05 |$.0001 Par Value Common|100,000  |$8.125    |D            |                           |
ied) (b)                |         |         | Stock                 |         |          |             |                           |
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
Explanation of Responses:
(a) Stock options granted under the Issuer's Incentive Stock Option Plan ("ISOP"), exempt under Rule 16b-3.
(b) 25% of share option vested immediately and 25% vests annually on September 1, 2001, 2002 and 2003.
SIGNATURE OF REPORTING PERSON
   /s/   WARREN E. REED
DATE
 November 3, 2000